Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS Q3 2013 ADJUSTED EBITDA OF $190.2 MILLION

ON REVENUES OF $757.6 MILLION

Plano, TX, November 7, 2013 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and nine months ended September 30, 2013.

Cinemark Holdings, Inc.’s revenues for the three months ended September 30, 2013 increased 19.6% to $757.6 million from $633.6 million for the three months ended September 30, 2012. For the three months ended September 30, 2013, admissions revenues increased 19.2% to $479.6 million and concession revenues increased 21.1% to $242.3 million. Attendance increased 16.2% to 81.0 million patrons, average ticket price increased 2.6% to $5.92 and concession revenues per patron increased 4.2% to $2.99 during the three months ended September 30, 2013.

Adjusted EBITDA for the three months ended September 30, 2013 was $190.2 million compared to $148.4 million for the three months ended September 30, 2012. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Net income attributable to Cinemark Holdings, Inc. for the three months ended September 30, 2013 increased 68.8% to approximately $80.0 million compared to $47.4 million for the three months ended September 30, 2012. Diluted earnings per share for the three months ended September 30, 2013 was $0.69 compared to $0.41 for the three months ended September 30, 2012.

“The North American industry celebrated a robust box office in the third quarter with an increase of 6.4%, fueled by a record summer box office,” stated Tim Warner, Cinemark Chief Executive Officer. “Cinemark achieved record-setting results with a 19.2% increase in admissions revenues over the prior year, as well as all-time highs for attendance, Adjusted EBITDA and Adjusted EBITDA margin. Due to the strength and diversity of our global footprint, our worldwide operations have now outperformed the North American industry in 17 of the past 18 consecutive quarters on a currency adjusted basis.”

Cinemark Holdings, Inc.’s revenues for the nine months ended September 30, 2013 increased 9.1% to $2,031.0 million from $1,862.0 million for the nine months ended September 30, 2012. During the nine months ended September 30, 2013, admissions revenues increased 8.3% to $1,293.5 million and concession revenues increased 10.7% to $643.4 million. Average ticket price increased 2.3% to $6.11 and concession revenues per patron increased 4.5% to $3.04 during the nine months ended September 30, 2013.

Adjusted EBITDA for the nine months ended September 30, 2013 was $484.5 million compared to $445.7 million for the nine months ended September 30, 2012. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

Net income attributable to Cinemark Holdings, Inc. for the nine months ended September 30, 2013 was $132.9 million compared to $141.1 million for the nine months ended September 30, 2012. Diluted earnings per share for the nine months ended September 30, 2013 was $1.15 compared to $1.23 for the nine months ended September 30, 2012. Net income for the nine months ended September 30, 2013 included a loss on early retirement of debt of approximately $72.3 million, before income taxes.

On September 30, 2013, the Company’s aggregate screen count was 5,794. As of September 30, 2013, the Company had signed commitments to open 15 new theatres and 128 screens during the remainder of 2013 and 23 new theatres with 209 screens subsequent to 2013.

Conference Call/Webcast – Today at 8:30 AM ET

Telephone: via 888-755-8910 or 706-679-3149 (for international callers).

Live Webcast/Replay: Available live at investors.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 506 theatres with 5,794 screens in 40 U.S. states, Brazil, Mexico, Argentina and 10 other Latin American countries as of September 30, 2013. For more information go to investors.cinemark.com.

Financial Contact:

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

James Meredith – 972-665-1060 or jmeredith@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 28, 2013 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Statement of income data:
Revenues
Admissions	$479,631	$402,440	$1,293,528	$1,194,306
Concession	242,257	200,112	643,399	581,346
Other	35,678	31,021	94,034	86,345

Total revenues	757,566	633,573	2,030,961	1,861,997
Cost of operations
Film rentals and advertising	254,792	214,002	692,219	636,718
Concession supplies	38,971	32,924	103,992	93,162
Facility lease expense	85,085	72,883	230,827	213,059
Other theatre operating expenses	157,990	138,043	428,656	394,967
General and administrative expenses	42,395	36,996	120,720	107,011
Depreciation and amortization	42,399	36,897	120,165	110,054
Impairment of long-lived assets	131	976	2,076	1,472
(Gain) loss on sale of assets and other	611	6,699	(2,532)	8,004

Total cost of operations	622,374	539,420	1,696,123	1,564,447

Operating income	135,192	94,153	334,838	297,550
Interest expense (1)	(29,478)	(30,861)	(96,542)	(94,369)
Distributions from NCM	5,622	4,673	13,418	13,090
Loss on early retirement of debt	—	—	(72,302)	—
Other income	12,795	9,455	17,958	14,940

Income before income taxes	124,131	77,420	197,370	231,211
Income taxes	43,386	29,453	62,726	88,229

Net income	$80,745	$47,967	$134,644	$142,982
Less: Net income attributable to noncontrolling interests	726	582	1,766	1,855

Net income attributable to Cinemark Holdings, Inc.	$80,019	$47,385	$132,878	$141,127

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.69	$0.41	$1.15	$1.23

Diluted	$0.69	$0.41	$1.15	$1.23

Weighted average diluted shares outstanding	114,449	113,814	114,291	113,664

Other financial data:
Adjusted EBITDA (2)	$190,173	$148,370	$484,453	$445,650

(1)	Includes amortization of debt issue costs.
(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income is provided in the financial schedules accompanying this press release.

	As of	As of
	September 30,	December 31,
	2013	2012
Balance sheet data:
Cash and cash equivalents	$479,779	$742,664
Theatre properties and equipment, net	$1,417,023	$1,304,958
Total assets	$4,082,898	$3,863,226
Long-term debt, including current portion	$1,826,764	$1,764,010
Equity	$1,110,107	$1,094,984

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Other operating data:
Attendance (patrons, in thousands):
Domestic	50,604	41,141	132,161	122,984
International	30,433	28,508	79,647	77,008

Worldwide	81,037	69,649	211,808	199,992

Average ticket price (in dollars):
Domestic	$6.68	$6.44	$6.87	$6.66
International	$4.66	$4.81	$4.84	$4.87
Worldwide	$5.92	$5.77	$6.11	$5.97
Concession revenues per patron (in dollars):
Domestic	$3.38	$3.29	$3.43	$3.32
International	$2.34	$2.26	$2.39	$2.24
Worldwide	$2.99	$2.87	$3.04	$2.91
Average screen count (month end average):
Domestic	4,420	3,922	4,172	3,907
International	1,373	1,285	1,352	1,282

Worldwide	5,793	5,207	5,524	5,189

Segment Information

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues
U.S.	$529,426	$416,165	$1,412,898	$1,271,155
International	231,771	220,633	627,843	598,880
Eliminations	(3,631)	(3,225)	(9,780)	(8,038)

Total revenues	$757,566	$633,573	$2,030,961	$1,861,997

Adjusted EBITDA (1)
U.S.	$132,803	$94,538	$341,579	$302,222
International	57,370	53,832	142,874	143,428

Total Adjusted EBITDA	$190,173	$148,370	$484,453	$445,650

Capital expenditures
U.S.	$35,746	$27,357	$71,533	$74,160
International	33,354	25,583	87,955	72,367

Total capital expenditures	$69,100	$52,940	$159,488	$146,527

Reconciliation of Adjusted EBITDA

(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$80,745	$47,967	$134,644	$142,982
Income taxes	43,386	29,453	62,726	88,229
Interest expense	29,478	30,861	96,542	94,369
Loss on early retirement of debt	—	—	72,302	—
Other income	(12,795)	(9,455)	(17,958)	(14,940)
Depreciation and amortization	42,399	36,897	120,165	110,054
Impairment of long-lived assets	131	976	2,076	1,472
(Gain) loss on sale of assets and other	611	6,699	(2,532)	8,004
Deferred lease expenses – theatres (2)	897	(16)	956	301
Deferred lease expenses – DCIP equipment (3)	1,038	1,013	3,082	3,026
Amortization of long-term prepaid rents (2)	725	678	2,104	1,988
Share based awards compensation expense (4)	3,558	3,297	10,346	10,165

Adjusted EBITDA (1)	$190,173	$148,370	$484,453	$445,650

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, loss on early retirement of debt, other income, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.
(2)	Non-cash expense included in facility lease expense.
(3)	Non-cash expense included in other theatre operating expenses.
(4)	Non-cash expense included in general and administrative expenses.

5